Exhibit 99.1

Atea Pharmaceuticals Reports Second Quarter 2026 Financial Results and Provides Business Update

Phase 3 C-BEYOND Trial Met Primary and Secondary Endpoints, with a Short 8-week Duration for Patients Without Cirrhosis Supporting a Potential Best-in-Class Profile of BEM/RZR for Treatment of HCV

C-FORWARD Phase 3 Trial Outside North America on Track with Topline Results Expected

Early Q1 2027

AT-587 Phase 1 Clinical Trial Advancing for Treatment of Hepatitis E Virus (HEV)

Company Holding Conference Call Today at 4:30 pm ET

BOSTON, Mass., August 12, 2026 – Atea Pharmaceuticals, Inc. (Nasdaq: AVIR) (Atea or Company), a late-stage clinical biopharmaceutical company engaged in the discovery and development of oral antiviral therapeutics for serious viral diseases, today reported financial results for the second quarter ended June 30, 2026, and provided a business update.

In July, Atea announced positive topline results from C-BEYOND, its Phase 3 trial conducted in North America evaluating the regimen of bemnifosbuvir and ruzasvir (BEM/RZR) for the treatment of chronic hepatitis C virus (HCV) infection compared to the regimen of sofosbuvir and velpatasvir (SOF/VEL; Epclusa®) in the modified intent-to-treat (mITT) population, achieving the trial’s primary endpoint. C-BEYOND enrolled patients reflective of the current real-world population living with HCV in the US and Canada. Patients in C-BEYOND included those who are taking concomitant medications (~89%), reported injection drug use as the HCV route of transmission (≥ 55%), diagnosed with a comorbid psychiatric disorder (~66%), prematurely discontinued treatment, lost to follow-up or did not adhere to protocol treatment (>10%), underscoring the importance of a simplified treatment option with a short 8-week duration for most patients, low risk of drug-drug interactions, and convenience with no food effect.

“The positive Phase 3 C-BEYOND results announced last month represent a pivotal milestone for Atea, validating BEM/RZR’s potential to become a highly differentiated, best-in-class treatment for hepatitis C virus (HCV),” said Jean-Pierre Sommadossi, PhD, Chief Executive Officer and Founder of Atea Pharmaceuticals. “In the US, a significant HCV treatment gap remains, currently only about 50%, or 85,000 people diagnosed are being treated annually, contributing to the increasing population of up to four million people who are already chronically infected. BEM/RZR’s differentiated profile with a short eight-week regimen for non-cirrhotic patients, a low risk of drug-drug interactions and no food restrictions, has the potential to streamline prescribing decisions, and help expand treatment to more patients.”

“Looking ahead, we remain focused on delivering topline results from our second Phase 3 trial, C-FORWARD, in early first quarter 2027 while continuing to advance AT-587 for the treatment of HEV, where a substantial commercial opportunity remains due to the lack of any approved therapies,” Dr. Sommadossi added.

Viral Hepatitis Pipeline Updates

Hepatitis C (HCV)

C-BEYOND topline Phase 3 results include:

•

In the modified intent to treat (mITT) primary endpoint analysis (n=905, cirrhotic and non-cirrhotic), BEM/RZR achieved a 93.9% sustained virologic response (SVR) rate vs. 94.8% for SOF/VEL (marketed in the US under the brand] Epclusa®) at Week 24, encompassing SVR at 12 weeks (accepted definition of cure for HCV) in both arms.

•

The trial achieved its primary endpoint of statistical non-inferiority, with a 95% confidence interval for difference in SVR rates within the prespecified 5% margin. Statistical non-inferiority was also met in secondary endpoints, including the per-protocol analysis.

•

The mITT analysis in patients without cirrhosis (n=721) showed BEM/RZR (8 weeks of treatment) achieved a 93.5% SVR rate vs. 94.6% for SOF/VEL (12 weeks of treatment). In patients with cirrhosis (12 weeks treatment in both arms) (n=184), BEM/RZR achieved a 95.4% SVR rate vs. 95.4% for SOF/VEL.

•	Rates of virologic failure across all populations were low and comparable between treatment arms.

•	BEM/RZR was generally safe and well tolerated with no drug-related serious adverse events or drug related early treatment discontinuations, and safety was comparable between treatment arms.

Today, the US Centers for Disease Control (CDC) reports approximately 160,000 new HCV infections annually with only an estimated 85,000 patients1 receiving treatment with the current standard of care therapies leaving approximately 75,000 untreated annually, enabling a potential $2.5 billion annual net sales US market opportunity. In the US, up to 4 million people are estimated to be infected with HCV. The C-BEYOND results reinforce BEM/RZR’s potential to address this growing treatment gap in today’s patient population and contribute to advancing the World Health Organization’s HCV elimination goal.

Atea is advancing C-FORWARD, its second Phase 3 trial, being conducted outside North America. Patient enrollment for C-FORWARD was completed in June 2026 with more than 880 patients across 17 countries. Topline results are expected in early Q1 2027 and will provide additional efficacy data across a broader range of HCV genotypes more commonly found outside of the US and Canada.

Following the recent topline readout for C-BEYOND and pending results from C-FORWARD, Atea anticipates submitting a new drug application (NDA) to the US Food & Drug Administration (FDA) in the second quarter of 2027.

Hepatitis E (HEV)

In July, Atea initiated a first-in-human Phase 1 clinical trial evaluating, AT-587, for the treatment of chronic HEV. Atea’s focus will be in an immunocompromised patient population infected with HEV genotypes 3 or 4. There is currently no approved antiviral therapy for HEV and current off-label treatments, including ribavirin, have limited efficacy and tolerability, underscoring a clear and urgent unmet medical need.

[1]	IQVIA: NRx (NPA) Audit for the period Jan 2025 – Dec 2025 reflecting estimates of real-world activity.

Second Quarter 2026 Financial Results

Cash and Investments: $219.5 million at June 30, 2026 compared to $301.8 million at December 31, 2025.

Research and Development Expenses: Research and development expenses decreased by $4.1 million from $32.3 million for the three months ended June 30, 2025 to $28.2 million for the three months ended June 30, 2026. The net decrease was primarily driven by a decrease in external spend for our HCV Phase 3 clinical development offset by an increase in external spend for HEV preclinical development and clinical development startup activities. The decrease in HCV Phase 3 clinical development external spend was principally the result of the completion of the Week 24 post treatment visits by patients in our C-BEYOND Phase 3 clinical trial. The decrease in internal research and development expenses was primarily related to lower stock-based compensation expense in the three months ended June 30, 2026.

General and Administrative Expenses: General and administrative expenses decreased by $2.1 million from $9.1 million for the three months ended June 30, 2025 to $7.0 million for the three months ended June 30, 2026. The net decrease was primarily related to lower stock-based compensation expense and lower professional fees.

Interest Income and Other, Net: Interest income and other, net, decreased by $2.2 million for the three months ended June 30, 2026 compared to the three months ended June 30, 2025, primarily due to lower investment balances.

Income Taxes: Income tax expense was $0.1 and $0.2 million for the three months ended June 30, 2026 and 2025, respectively.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$28,150	$32,275	$69,284	$61,859
General and administrative	6,949	9,070	13,823	18,527

Total operating expenses	35,099	41,345	83,107	80,386

Loss from operations	(35,099)	(41,345)	(83,107)	(80,386)
Interest income and other, net	2,190	4,391	4,808	9,363

Loss before income taxes	(32,909)	(36,954)	(78,299)	(71,023)
Income tax expense	(24)	(207)	(74)	(410)

Net loss	$(32,933)	$(37,161)	$(78,373)	$(71,433)

Other comprehensive loss
Unrealized income (loss) on available-for-sale investments	1	(81)	(270)	(196)

Comprehensive loss	$(32,932)	$(37,242)	$(78,643)	$(71,629)

Net loss per share - basic and diluted	$(0.41)	$(0.44)	$(0.99)	$(0.85)

Weighted-average number of common shares - basic and diluted	80,050,518	83,747,335	79,183,301	84,449,318

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$219,465	$301,830
Working capital(1)	200,541	271,207
Total assets	232,282	315,218
Total liabilities	28,124	39,784
Total stockholder’s equity	204,158	275,434

(1)

Atea defines working capital as current assets less current liabilities. See the Company’s consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended June 30, 2026 for further detail regarding its current assets and liabilities.

Conference Call and Webcast

Atea will host a conference call and live audio webcast to discuss second quarter 2026 financial results and provide a business update today at 4:30 p.m. ET. To access the live conference call, participants may register here. The live audio webcast of the call will be available under “Events and Presentations” in the Investor Relations section of the Atea website at ir.ateapharma.com. To participate via telephone, please dial 1-877-407-0779 (U.S.) or 1-201-389-0914 (International) and use conference ID number 13761501. An archive of the audio webcast will be available on Atea’s website approximately two hours after the conference call and will remain available for at least 90 days following the event.

About the C-BEYOND and C-FORWARD Phase 3 Trials in Adults with Chronic HCV

The global Phase 3 program is evaluating the fixed-dose combination (FDC) of BEM/RZR for the treatment of chronic HCV in patients with and without compensated cirrhosis. The program consists of two open-label controlled trials, which have collectively enrolled over 1,760 treatment-naïve patients: C-BEYOND (NCT06868264) in North America and C-FORWARD (NCT07037277) outside North America. The trials compare the FDC regimen of bemnifosbuvir (BEM), a nucleotide analog polymerase inhibitor, and ruzasvir (RZR), an NS5A inhibitor, to the FDC regimen of SOF/VEL. The regimen of BEM/RZR is administered orally once daily for eight weeks (in patients without cirrhosis) or 12 weeks (in patients with compensated cirrhosis), while the regimen of SOF/VEL is administered orally once daily for 12 weeks to all patients, with or without compensated cirrhosis.

The primary endpoint for each trial is HCV RNA below the lower limit of quantitation (LLOQ) at 24 weeks from the start of treatment and encompasses sustained virologic response 12 weeks post-treatment (SVR12) in each arm. SVR12 is the accepted definition of cure for HCV. Measurement at 24 weeks from the start of treatment is to ensure the primary endpoint measurement occurs at the same relative timepoint from the start of treatment in all patients. The primary endpoint was assessed in the mITT population in C-BEYOND, which is comprised of all patients who received at least one dose of the regimen and includes patients who discontinued early, were not compliant or were lost to follow-up. The mITT analysis is the agreed upon primary endpoint with the FDA.

About Bemnifosbuvir and Ruzasvir for HCV

BEM has been shown in in vitro studies to be approximately 10-fold more active than sofosbuvir (SOF) against a panel of laboratory strains and clinical isolates of HCV GT 1–5. In vitro studies have also demonstrated BEM remained fully active against SOF resistance-associated substitutions (S282T), with up to 58-fold more potency than SOF. The pharmacokinetic (PK) profile of BEM supports once-daily dosing for the treatment of HCV. BEM has been shown to have a low risk for drug-drug interactions. BEM has been administered to over 3,200 subjects and has been well-tolerated at doses up to 550 mg for durations up to 12 weeks in healthy subjects and patients.

RZR has demonstrated highly potent and pan-genotypic antiviral activity in preclinical (picomolar range) and clinical studies. RZR has been administered to over 3,100 HCV-infected patients at daily doses of up to 180 mg for 12 weeks and has demonstrated a favorable safety profile. The PK profile of RZR supports once-daily dosing.

About HCV

HCV is a blood-borne, positive-sense, single-stranded RNA (ssRNA) virus that primarily infects liver cells. HCV is a leading cause of chronic liver disease and liver transplants, spreading via blood transfusion, hemodialysis and needle sticks, with approximately 240,000 deaths occurring each year. Despite the availability of DAAs, HCV continues to be a significant global healthcare issue. An estimated 50 million people worldwide are chronically infected with HCV and there are approximately one million new infections each year. In the US, as many as four million people are estimated to have HCV with annual new infections outpacing treatment rates. HCV infections in the US predominate in patients in the age group between 20 and 49 years old, and it is estimated that approximately 80-90% of people living with HCV in the US do not have cirrhosis. Chronic HCV infection is a leading cause of liver cancer in the US, Europe and Japan.

About HEV

HEV is a positive sense, ssRNA virus which infects the liver and remains an under-recognized global health challenge with an estimated 20 million infections annually. Waterborne transmission of HEV genotypes 1 and 2 causes mostly acute self-limiting hepatitis in developing regions, whereas foodborne transmission of HEV genotype 3 predominates in the US and Europe and causes chronic hepatitis in immunocompromised patients, which can lead to cirrhosis in three to five years. There is a growing number of immunocompromised patients, a population that includes solid organ transplant and hematopoietic stem cell transplant recipients and patients with hematologic malignancies such as multiple myeloma. Each year, in the US and Europe, 3% of the approximately 665,000 patients who have these underlying medical conditions are at risk of developing chronic HEV. There is currently no approved antiviral therapy for HEV, and current off-label treatments have limited efficacy and tolerability, underscoring a clear and urgent unmet medical need. Atea’s initial HEV clinical efforts are focused on developing AT-587 for the treatment of immunocompromised patients with chronic HEV.

About Atea Pharmaceuticals

Atea is a late-stage clinical biopharmaceutical company focused on discovering, developing and commercializing oral antiviral therapies to address the unmet medical needs of patients with serious viral infections. Leveraging Atea’s deep understanding of antiviral drug development, nucleos(t)ide chemistry, biology, biochemistry and virology, Atea has built a proprietary nucleos(t)ide prodrug platform to develop novel product candidates to treat ssRNA viruses, which are a prevalent cause of serious viral diseases. Atea plans to continue to build its pipeline of antiviral product candidates by augmenting its nucleos(t)ide platform with other classes of antivirals that may be used in combination with its nucleos(t)ide product candidates. Atea’s Phase 3 program is evaluating the FDC regimen of BEM, a nucleotide analog polymerase inhibitor, and RZR, an NS5A inhibitor, to treat HCV. AT-587, a nucleotide analog, is in Phase 1 development for the treatment of HEV. For more information, please visit www.ateapharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to statements regarding the potential best-in-class profile of the BEM/RZR regimen for the treatment of HCV, the potential opportunity to advance efforts to eradicate HCV, the potential to develop a product for the treatment of HEV, anticipated milestone events and timelines including the timeline for readout of the C-FORWARD Phase 3 clinical trial results and the potential submission of an NDA for US marketing approval of BEM/RZR, future results of operations and business strategy. When used herein, words including “expected,” “should,” “anticipated,” “believe,” “will,” “plans”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Atea’s current expectations and various assumptions. Atea believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Atea may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, uncertainties inherent in the drug discovery and development process and the regulatory submission or approval process, unexpected or unfavorable safety or efficacy data or results observed during clinical trials or in data readouts; delays in or disruptions to clinical trials or our business; our reliance on third parties over which we may not always have full control; our ability to manufacture sufficient commercial product; competition from approved treatments for HCV; dependence on the success of Atea’s most advanced product candidates, in particular the BEM/RZR regimen for the treatment of HCV; as well as the other important factors discussed under the caption “Risk Factors” in Atea’s Annual Report on Form 10-K for the year ended December 31, 2025 as such factors may be updated from time to time in its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. All forward-looking statements represent management’s estimates as of the date of this press release. While Atea may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. Forward-looking statements should not be relied upon as representing Atea’s views as of any date subsequent to the date of this press release.

Contacts

Jonae Barnes

SVP, Investor Relations and Corporate Communications

617-818-2985

barnes.jonae@ateapharma.com

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com